UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2020

Strategic Storage Trust IV, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55928 Commission File Number)	81-2847976 (IRS Employer Identification No.)

10 Terrace Road

Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.Other Events.

Calculation of Estimated Net Asset Value Per Share

Overview and Process

On June 29, 2020, the board of directors (the “Board”) of Strategic Storage Trust IV, Inc. (the “Company”), at the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Committee”), unanimously approved and established the Company’s estimated net asset value per share (“Estimated Per Share NAV”) for the Company’s Class A shares, Class T shares, and Class W shares of $22.65 based on the estimated value of its assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2020. The Company is providing this Estimated Per Share NAV to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Guidelines”).

The Committee, comprised of the Company’s two independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Estimated Per Share NAV, the consistency of the valuation methodology with real estate standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals.

The Committee approved the engagement of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, to provide valuation services for the Company’s assets and liabilities. In connection therewith, Duff & Phelps provided values for the Company’s 23 wholly owned self storage properties and its four investments in joint ventures (the “Appraised Properties”), as of March 31, 2020, and a calculation of a range of the estimated value per share of its Class A shares, Class T shares, and Class W shares as of March 31, 2020. The scope of work conducted by Duff & Phelps was in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and each of the appraisals was prepared by Duff & Phelps personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute (“MAI”) professional designation. The Company previously engaged Duff & Phelps to assist the Board in determining the estimated value per share of the Company’s common stock as of March 31, 2019 and to assist management in the allocation of purchase price for self storage property acquisitions.  Other than its engagement as described in this Current Report, Duff & Phelps does not have any direct or indirect material interest in any transaction with the Company or its advisor, Strategic Storage Advisor IV, LLC (the “Advisor”). The Company does not believe that there are any material conflicts of interest between Duff & Phelps, on the one hand, and the Company or the Advisor, on the other hand. The Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement.

After considering all information provided, and based on the Committee’s extensive knowledge of the Company’s assets and liabilities, the Committee concluded that the range in estimated value per share of $21.00 to $23.90, as indicated in the valuation report provided by Duff & Phelps (the “Valuation Report”) was reasonable and recommended to the Board that it adopt $22.65 as the Estimated Per Share NAV for the Company’s Class A shares, Class T shares, and Class W shares. The Board approved $22.65 as the Estimated Per Share NAV, which is slightly above the midpoint per share value of $22.39 provided by Duff & Phelps in the Valuation Report.  The Board made this determination based upon its assessment of the Company’s portfolio, the growth remaining in various properties, and the estimated range of values provided by Duff & Phelps in the Valuation Report.  The Board unanimously agreed upon the Estimated Per Share NAV of $22.65 recommended by the Committee, which determination is ultimately and solely the responsibility of the Board.

The table below sets forth the calculation of the Company’s estimated value per share as of March 31, 2020 and the Company’s previous estimated value per share as of March 31, 2019:

	March 31, 2020	March 31, 2019
Assets
Investments
Total stable & non-stable property values(1)	$319,200,000	$ 202,600,000
Additional Assets
Cash	37,424,963	12,167,509
Restricted Cash	277,272	27,192
Other Assets	3,581,278	3,878,041
Investments in joint ventures(2)	19,300,000	7,477,542
Total Assets	$379,783,513	$ 226,120,283

Liabilities
Mortgage notes payable & credit facilities - stable & non-stable properties	143,193,242	70,273,656
Mark-to-market on mortgage notes	(145,031)	81,404
Accounts payable and Accrued liabilities	3,589,123	2,124,630
Due to Affiliates	466,282	362,586
Incentive Distribution	–	-
Distributions Payable	1,252,315	795,064
Total Liabilities	$148,355,931	$ 73,637,340

Net Asset Value (NAV)	$231,427,582	$ 152,482,943

NAV Allocated to Class A shares	$119,228,438	$ 80,388,224
Number of outstanding Class A shares(3)	5,263,133	3,548,876
NAV Per Share – Class A	$22.65	$ 22.65

NAV Allocated to Class T shares	$87,751,884	$ 57,741,646
Number of outstanding Class T shares	3,873,655	2,549,104
NAV Per Share – Class T	$22.65	$ 22.65

NAV Allocated to Class W shares	$24,447,260	$ 14,353,073
Number of outstanding Class W shares	1,079,182	633,641
NAV Per Share – Class W	$22.65	$ 22.65

(1)

Includes an adjustment of $2,700,000 above the midpoint estimated market value of the Appraised Properties provided by Duff & Phelps in the Valuation Report.  This adjustment was based on the Board’s assessment of the Company’s portfolio, the growth remaining in various properties, and the estimated range of values provided by Duff & Phelps in the Valuation Report.

(2)

Investments in joint ventures are reflective of the Company’s 50% ownership in Canadian dollar-denominated developments, valued at the midpoint estimated market value of the Appraised Properties provided by Duff & Phelps in the Valuation Report converted at the applicable exchange rate as of March 31, 2020.

(3)	Includes outstanding units in the Company’s operating partnership (“OP Units”) and unvested restricted stock issued to the Company’s independent directors.

Methodology and Key Assumptions

In determining the Estimated Per Share NAV, the Board considered the information and analyses, including the Valuation Report, provided by Duff & Phelps. The Company’s goal in calculating the Estimated Per Share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.

The Estimated Per Share NAV was calculated as of March 31, 2020 during the COVID-19 pandemic in the United States. While the Company is continuously monitoring the effect of the COVID-19 pandemic on the global economy and the self storage industry in general, the long-term effects of COVID-19 could impact the Company’s Estimated Per Share NAV in future periods. For additional details, please see the recent market conditions section of Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the Company’s Quarterly Report on Form 10-Q, filed May 13, 2020. Future valuations of the Company’s properties or other assets and liabilities could be affected by COVID-19 or any associated weakened economic conditions.

Real Estate Properties

The Company engaged Duff & Phelps to provide an appraisal, as of March 31, 2020, of the Appraised Properties. Duff & Phelps’ opinion of value used in calculating the Estimated Per Share NAV above is based on the individual asset values of each of the Appraised Properties in the portfolio on the valuation date in accordance with the IPA Guidelines. The appraisal was not intended to estimate or calculate the Company’s enterprise value. The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved, and signed by an individual with the professional designation of MAI.

The scope of work by Duff & Phelps in performing the appraisal of the Appraised Properties included:

•

reviewing and relying upon data provided by the Company regarding the number of units, size, year built, construction quality, and construction type to understand the characteristics of the existing improvements and underlying land;

•	reviewing and relying upon data provided by the Company regarding rent rolls, lease rates and terms, real estate taxes, and operating expense data;
•	reviewing and relying upon balance sheet items provided by the Company, such as cash and other assets as well as debt and other liabilities;
•	reviewing and relying upon mortgage summaries and amortization schedules provided by the Company;
•	researching the market by means of publications and other resources to measure current market conditions, supply and demand factors, and growth patterns and their effect on the Appraised Properties;
•	reviewing and relying upon Company provided construction budgets and cash flow projections for the investments in joint venture properties under development;
•

utilizing the income capitalization approach as the primary indicator of value with support from an aggregation and review of sales comparables to test Duff & Phelps’s income appraisal for reasonableness; and

•

delivering a range of values with a midpoint estimate for each of the Appraised Properties, as well as the underlying assumptions used in the analysis, including capitalization rates, discount rates, growth rates, and others as appropriate.

The income capitalization approach is a valuation technique that provides an estimation of the value of an asset based on market expectations about the cash flows that an asset would generate over its remaining useful life. The income capitalization approach begins with an estimation of the annual cash flows a market participant would expect the subject asset to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then capitalized at an appropriate rate to derive an estimate of value (the “direct capitalization method”) or converted to their present value equivalent using a market-oriented discount rate appropriate for the risk of achieving the projected cash flows (the “discounted cash flow method”). In the discounted cash flow method, the present value of the estimated cash flows are then added to the present value equivalent of the residual value of the asset which is calculated based upon applying a terminal capitalization rate to the projected net operating income of the property at the end of the discrete projection period to arrive at an estimate of value. Duff & Phelps utilized the direct capitalization method for the Appraised Properties that were deemed stabilized and the discounted cash flow method for the Appraised Properties that were not deemed stabilized.

In utilizing the discounted cash flow method, Duff & Phelps estimated the value of the individual Appraised Properties primarily by using a multiple year discounted cash flow analysis. Duff & Phelps calculated the value of the individual Appraised Properties using the Company’s historical financial data and forecasts going forward, terminal capitalization rates and discount rates that fall within ranges Duff & Phelps believes would be used by similar investors to value each of the Appraised Properties. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for market specific information and national trends in self storage. As a test of reasonableness, Duff & Phelps compared the metrics of the valuation of the Appraised Properties to current market activity of self storage properties.

The sales comparison approach is a valuation technique that provides an estimation of value based on what other purchasers and sellers in the market have agreed to as price for comparable improved properties. The valuation process is a comparison and correlation between the subject asset and other similar assets. Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair value of the subject asset. Duff & Phelps did not conduct a full analysis using the sales comparison approach, but did aggregate and review sales comparables to test its income approaches for reasonableness.

The Company acquired the Appraised Properties for an aggregate purchase price of approximately $295.2 million. As of March 31, 2020, the total appraised value of the individual Appraised Properties as provided by Duff & Phelps (as adjusted by the Board as described in the footnote to the table above) using the valuation method described above was approximately $338.5 million. This represents an approximate 15% increase in the total value of the Appraised Properties over the aggregate purchase price.

The following summarizes the range of overall capitalization rates used by Duff & Phelps to arrive at the estimated midpoint market values of the Appraised Properties valued using the direct capitalization method:

Assumption	Range in Values	Weighted Average Basis
Overall capitalization rate	5.00% to 5.75%	5.40%

The following summarizes the key assumptions that were used by Duff & Phelps to arrive at the estimated midpoint market value of the Appraised Properties valued using the discounted cash flow method:

Assumption	Range in Values	Weighted Average Basis
Terminal capitalization rate	5.00% to 6.75%	5.76%
Discount rate	6.25% to 8.25%	7.20%
Annual rent growth rate (market)	0.00% to 15.00%	3.96%
Annual expense growth rate	3.00%	3.00%
Holding period	1 to 4 years	N/A

While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of the Appraised Properties. Assuming all other factors remain unchanged, a decrease in the overall and terminal capitalization rate used for the Appraised Properties of 25 basis points, together with a decrease in the discount rate for properties valued using the discounted cash flow method of 25 basis points would increase the value of the Appraised Properties to approximately $354.0 million. Similarly, an increase in the overall and terminal capitalization rate used for the Appraised Properties of 25 basis points, together with an increase in the discount rate for properties valued using the discounted cash flow method of 25 basis points would decrease the value of the Appraised Properties to approximately $324.2 million.

Mortgage Debt

The carrying value of the aggregate mortgage debt was equal to the aggregate amount of all principal balances outstanding as of March 31, 2020. The fair value of the aggregate mortgage debt was determined by Duff & Phelps using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, and on estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, and type of collateral. The value of the debt is calculated by comparing the contractual terms of the mortgage against market terms. Contractual cash flows are projected based on the mortgage terms. A market interest rate is estimated and used to discount the contractual cash flows to the valuation date. The resulting asset (below market) or liability (above market) is the value of the assumed debt as of the valuation date.

As of March 31, 2020, the fair value and aggregate amount of all principal balances outstanding of the mortgage debt were approximately $143.0 million and $143.2 million, respectively. Assuming all factors remain unchanged, a decrease in the market interest rates of 25 basis points would increase the fair value of the mortgage debt by approximately $0.9 million and an increase in the market interest rates of 25 basis points would decrease the fair value of the mortgage debt by approximately $0.9 million.

Other Assets and Liabilities

The carrying values of the majority of the other assets and liabilities were considered to equal their book value. Adjustments to exclude the GAAP basis carrying value of certain assets were made to other assets in accordance with the IPA Guidelines. The Company’s liability related to stockholder servicing fees and dealer manager servicing fees has been valued using a liquidation value as of March 31, 2020. The estimated value per share for the Class T and W shares do not reflect any obligation to pay future stockholder and dealer manager servicing fees since such fees would cease upon liquidation.

Incentive Distribution

The estimated value of the incentive distribution due to the Advisor and its affiliates is based on 15% of the amount by which the net asset value of the Company plus distributions paid exceeds a return of stockholders’ capital plus a 6% cumulative, non-compounded, annual return to the stockholders. The Estimated Per Share Value calculated above reflects no payment of an incentive distribution to affiliates.

Limitations of Estimated Value Per Share

FINRA current rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by the Board is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. The Estimated Per Share NAV is not audited and does not represent the fair value of the Company’s assets less its liabilities according to GAAP nor does it represent a liquidation value of the Company’s assets and liabilities or the amount at which the Company’s shares of common stock would trade on a national securities exchange.  The estimated asset values may not represent current market value or book value. The estimated value of the Appraised Properties does not necessarily represent the value the Company would receive or accept if the assets were marketed for sale. The Estimated Per Share NAV does not reflect a real estate portfolio premium or discount compared to the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale.

Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell their shares at this Estimated Per Share NAV;
•	a stockholder would ultimately realize distributions per share equal to the Estimated Per Share NAV upon liquidation of the assets and settlement of the liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the Estimated Per Share NAV on a national securities exchange;
•	an independent third-party appraiser or other third-party valuation firm would agree with the Estimated Per Share NAV; or
•	the methodology used to determine the Estimated Per Share NAV will be in compliance with any future FINRA rules or ERISA reporting requirements.

Further, the Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of its liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2020. The Estimated Per Share NAV was based upon 10,215,970  shares of equity interests outstanding as of March 31, 2020, which was comprised of (i) 5,254,244 outstanding shares of Class A common stock and unvested restricted Class A common stock issued to the Company’s independent directors, plus (ii) 3,873,655 outstanding shares of Class T common stock, plus (iii) 1,079,182 outstanding shares of Class W common stock, plus (iv) 8,889 outstanding OP Units, which OP Units are exchangeable on a one-for-one basis into shares of Class A common stock.

The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets, and in response to the real estate and finance markets. We currently anticipate publishing a new estimated share value on an annual basis.

Distribution Reinvestment Plan

In accordance with the Company’s distribution reinvestment plan, as amended (the “Plan”), the price per share pursuant to the Plan is equal to the Estimated Per Share NAV approved by the Board and in effect on the date of purchase of shares under the Plan. Accordingly, the share price for the purchase of shares under the Plan shall continue to be equal to the estimated value per share of $22.65 for each of the Class A shares, Class T shares, and Class W shares.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

99.1Consent of Duff & Phelps, LLC

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST IV, Inc.

Date: June 30, 2020	By:	/s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer